Exhibit 99.1
N e w s  R e l e a s e
PolyOne Announces Proposed $50 Million Debt Issuance
CLEVELAND — April 7, 2008 — PolyOne Corporation (NYSE: POL), announced today that it plans to offer $50 million of its 8.875% senior notes due 2012 to certain institutional investors in an offering exempt from the registration requirements of the Securities Act of 1933.
The Company intends to use the net proceeds from the offering to reduce a portion of the amount sold under its receivables sale facility.
The notes to be offered will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state, and is issued pursuant to Rule 135c under the Securities Act of 1933.
About PolyOne
PolyOne Corporation, with annual revenues of more than $2.7 billion, is a leading global provider of specialized polymer materials, services and solutions. Headquartered outside of Cleveland, Ohio USA, PolyOne has operations around the world. For additional information on PolyOne, visit our new website at www.polyone.com.

Investor Contact:	W. David Wilson Senior Vice President & Chief Financial Officer 440-930-3204
Forward-looking Statements
The statements in this press release relating to the terms and timing of the proposed offering and the expected use of proceeds from the offering are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether or not PolyOne will offer the notes or consummate the offering, the final terms of the offering, prevailing market conditions, the anticipated principal amount of the notes, which could differ based upon market conditions, the anticipated use of the proceeds of the offering, which could change as a result of market conditions or for other reasons, corporate considerations and the impact of general economic, industry or political conditions in the United States or internationally.